Exhibit 32.2

CERTIFICATIONS REQUIRED BY
RULE 13a-14(b)/15d-14(b) AND 18 U.S.C. SECTION 1350

In connection with the amendment to annual report on Form 10-K/A of Universal Display Corporation (the “Company”) for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of the Company, hereby certify, based on my knowledge, that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: June 23, 2010	By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President and Chief Financial Officer